UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2012 (February 28, 2012)

Oxford Resource Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	001-34815	77-0695453
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

41 South High Street, Suite 3450

Columbus, OH 43215

(Address of principal executive office) (Zip Code)

(614) 643-0314

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. Section 1503(b)(1) of the Dodd Frank Act requires the disclosure on a Current Report on Form 8-K of the receipt of an imminent danger order (an “Order”) issued under section 107(a) of the Federal Mine Safety and Health Act of 1977.

On February 28, 2012 (the “Order Date”), Oxford Mining Company, LLC (the “Company”), a wholly-owned subsidiary of Oxford Resource Partners, LP, received from the federal Mine Safety and Health Administration (MSHA) an Order pertaining to its Lafferty Mine (the “LM Order”). The LM Order, which was issued at 1407 hours on the Order Date, stated that the operator of the Company No. 318, Caterpillar 777 haulage truck operating in the Lafferty 003-0 pit was working underneath the bed of the truck in a raised position at a time when the following conditions existed: (1) the truck operator was observed working underneath the bed of the truck in a raised position; (2) the bed was raised approximately 10 feet above the walking platform of the top of the engine compartment; (3) the truck operator was beside the passenger side of the operator compartment; (4) the truck was left unattended and was not blocked against motion when the truck was parked on a grade; (5) the measurement from the bottom of the bed overhang is 48 inches; and (6) the truck operator is approximately 6 foot tall. The truck operator was immediately removed from the imminent danger, with the LM Order thereupon being terminated at 1408 hours on the Order Date.

The condition cited in the LM Order did not result in an accident or injury and had no material adverse impact on the Company’s operations at the Lafferty Mine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Oxford Resource Partners, LP

	By:	Oxford Resources GP, LLC,
its general partner

Dated: March 1, 2012	By:	/s/ Daniel M. Maher
		Name:	Daniel M. Maher
		Title:	Senior Vice President, Chief Legal Officer and Secretary